Virginia Commonwealth Bank Promotes Susan Pittman

RICHMOND, Va., Nov. 6, 2018 /PRNewswire/ -- Virginia Commonwealth Bank ("VCB"), an affiliate of Bay Banks of Virginia, Inc., (OTCQB: BAYK) announces promotion.

Randal R. Greene, CEO of Virginia Commonwealth Bank and President/CEO of Bay Banks of Virginia, announced the Bank's Board of Directors has promoted Susan S. Pittman to the office of Executive Vice President.

A native of Lancaster County and a graduate of Lancaster High School, Pittman joined the Commercial Lending Department of the Bank in 2002. Over the last three years, Pittman served as Senior Vice President, Chief Lending Officer, and was responsible for managing the Bank's Commercial Loan Department. Since the Bank's merger, Pittman has served as the Northern Neck Market Leader.

Pittman earned a Bachelors of Business Administration with a concentration in Accounting from the College of William and Mary. Prior to returning home to the Northern Neck, she worked as a CPA in the Business Assurance Services division of PricewaterhouseCoopers, LLP and KPMG in Hampton Roads. She is also a graduate of the Virginia Bankers Association School of Bank Management at the University of Virginia.

Active in the community, Pittman serves on the Lancaster County Virginia Education Foundation Board, as Treasurer of the Lancaster Middle School PTA, as a member of the Northern Neck Kiwanis Satellite Club and is an active volunteer at Dream Fields. Pittman was the first female President of the Lancaster by the Bay Chamber of Commerce. She chaired the River Counties Community Foundation Board and currently serves on its Grants committee. She is a past member of the Town of Kilmarnock's Economic Development committee and a graduate of LEAD Northern Neck.

"It gives me great pleasure to announce this promotion," says Randal Greene. "Susan's proven talent as a successful commercial banker and her leadership and extraordinary contribution to our Bank over the years have demonstrated her outstanding commitment to clients, staff members and executive team members. Susan has worked diligently to ensure that our Bank's exemplary customer-focused service and community bank culture are maintained throughout the Northern Neck and Middle Peninsula with the goal on being the best financial resource in the area for local businesses and consumers."

About Bay Banks of Virginia

Bay Banks of Virginia, Inc. is the bank holding company for Virginia Commonwealth Bank and VCB Financial Group. Founded in the 1930's, Virginia Commonwealth Bank is headquartered in Richmond, Virginia. With 19 banking offices and a loan production office located throughout the Richmond market area, the Northern Neck region, Tri-Cities area of Petersburg, Hopewell and Colonial Heights, Middlesex County and Hampton Roads region, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. VCB Financial Group provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 844-404-9668 or inquiries@baybanks.com.